EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303	C-1752

Contacts: (Media) Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713 (Investors) Richard Good (404) 652-4720 Dick Perkins (404) 652-4721
July 18, 2002

GEORGIA-PACIFIC REPORTS SECOND QUARTER EARNINGS

           ATLANTA -- Georgia-Pacific Corp. (NYSE:GP) today reported second quarter 2002 income from continuing operations before unusual items of $104 million (45 cents diluted earnings per share) compared with second quarter 2001 income from continuing operations before unusual items and goodwill amortization of $134 million (59 cents diluted earnings per share).

           The company's 2002 operating results reflect new Financial Accounting Standards Board rules under which companies are no longer permitted to amortize goodwill. For second quarter 2001, goodwill amortization totaled $62 million (27 cents diluted loss per share).

           Including unusual items, income from continuing operations for second quarter 2002 was $87 million (38 cents diluted earnings per share). Unusual items in 2002 consisted primarily of severance and business separation costs. This compares with income from continuing operations of $29 million (13 cents diluted earnings per share) for the same quarter a year ago, which included a one-time charge of $67 million ($43 million after tax, or 19 cents diluted earnings per share) associated with plant closures and indefinite curtailments in the company's commodity gypsum wallboard business and $62 million (27 cents diluted earnings per share) of goodwill amortization expense.

           Total sales for Georgia-Pacific in second quarter 2002 were $6.2 billion compared with $6.6 billion in second quarter 2001, which included results from pulp and paper assets that were sold to Domtar Inc. in the third quarter 2001. The company's earnings before income taxes, depreciation, amortization and unusual items (EBITDA) from continuing operations were $644 million in second quarter 2002 compared with $774 million in second quarter 2001. The company's debt was $12.1 billion at the second quarter's end, compared with $12.2 billion at the end of the first quarter of this year.

           The company's consumer products segment recorded a second quarter 2002 operating profit of $279 million compared with an operating profit of $214 million (or $257 million excluding goodwill amortization) for second quarter last year. Its consumer products segment includes its retail and away-from-home tissue businesses in North America and Europe, and the Dixie disposable tableware business in North America.

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           The packaging segment reported an operating profit of $93 million in second quarter 2002 versus $103 million in second quarter 2001 (or $108 million excluding goodwill amortization).

           The bleached pulp and paper segment reported break-even operating results for second quarter 2002 compared with a $37 million operating profit (or $50 million excluding goodwill amortization) for second quarter 2001. This segment includes the company's pulp, communication papers and Unisource paper distribution businesses.

           The company's building products segment recorded a second quarter 2002 operating profit of $88 million compared with $69 million a year ago (or $137 million excluding goodwill amortization and the one-time charge related to plant closures and production curtailments in commodity gypsum wallboard).

           For the first half of 2002, income from continuing operations before unusual items was $174 million (75 cents diluted earnings per share) compared with income from continuing operations before unusual items and goodwill amortization of $111 million (50 cents diluted earnings per share) for the same period a year ago. Income from continuing operations was $148 million (64 cents diluted earnings per share) versus a loss from continuing operations of $107 million (47 cents diluted loss per share) for the same period last year.

           During the second quarter 2002, the company completed an assessment of the fair value of assets underlying all acquisition-related goodwill. The assessment determined that only the goodwill related to the Unisource paper distribution business was impaired. Unisource has approximately $650 million of goodwill on its balance sheet and the company estimates that the majority of that amount is impaired. The company is finalizing the impairment charge that will be included in the second quarter Form 10-Q as a cumulative effect of accounting change effective at the beginning of 2002.

           "We are pleased to see a substantial improvement in our consumer products segment over the second quarter of last year," said A.D. "Pete" Correll, chairman and chief executive officer. "This business continues to benefit from the achievement of post-acquisition synergies, and also saw a strong seasonal pickup from first quarter 2002 levels in our away-from-home tissue and Dixie businesses.

           "Despite a slight decline in the average price of boxes, the packaging business improved profitability from the first quarter 2002. Excluding volumes from our Color-Box business, which was acquired in the third quarter 2001, second quarter box shipments were 6 percent higher than in the same period a year ago. Cost reductions also contributed to our strong performance relative to the industry.

           "Increased pulp shipments in the second quarter improved profitability for that business. However, results from paper and paper distribution declined from the first quarter this year due to weakness in the commercial printing industry and offset the improvements in the pulp business.

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           "Cyclically low prices continue to affect our building products results. Despite the seasonal spike in housing construction activity, wood products prices actually declined during the quarter due to continued over-capacity in the industry. In contrast, prices for gypsum wallboard increased from first quarter levels.

           "The third quarter outlook for our consumer products segment is positive for all three domestic businesses. Our European business is also performing well and we will continue working to protect profit margins in the face of rising fiber prices.

           "In our packaging business, we are encouraged by improved demand and will continue our cost improvement efforts to maximize our returns in this difficult business environment. We also are more optimistic regarding our pulp and paper business with recent price increases beginning to take effect.

           "Looking forward, we expect demand to remain stable in the building products business and we are hopeful that depletion of excess wood products inventories will lead to more favorable pricing in the third quarter," Correll said.

           During the second quarter 2002, the company continued making substantial progress toward the separation of its consumer products, packaging, and pulp and paper businesses from its building products and distribution businesses. On June 14, CP&P, Inc., the temporary name of the new consumer products and packaging company, filed a Form S-1 with the Securities and Exchange Commission for an initial public offering of its shares and on June 20, filed a Form S-4 for an offer to exchange its debt for Georgia-Pacific's outstanding public debt.

           The company's plans to issue senior notes at Georgia-Pacific and to raise new senior credit facilities for each business are on track. It has requested a tax ruling on the transaction from the Internal Revenue Service, and is taking the internal steps necessary to operate independently as separate companies. The company is on target with its timetable to effect the separation and expects to access the equity and debt capital markets in the September-October timeframe.

           "We continue to believe and are more convinced than ever that this separation will build long-term, sustainable shareholder value. The value of our separate businesses is clearly substantially greater than what is implied by our share price," Correll concluded.

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           Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and distributors of tissue, packaging, paper, building products, pulp and related chemicals. With annual sales of more than $25 billion, the company employs approximately 71,000 people at 600 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products distribution segment has long been among the nation's leading wholesale suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. In addition, Georgia-Pacific's Unisource Worldwide subsidiary is one of the largest distributors of packaging systems, printing and imaging papers and maintenance supplies in North America.

           Certain statements contained in this release, including statements regarding anticipated levels of demand and pricing, future economic conditions, and possible future benefits to shareholders, are forward-looking statements (as such term is defined under the Private Securities Litigation Reform Act of 1995) and are based on current expectations. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, future action of the Board of Directors of Georgia-Pacific, the ability of Georgia-Pacific to successfully consummate the separation of its consumer products, packaging, and pulp and paper businesses including obtaining the necessary financing, the effect of general economic conditions on the demand for consumer products, building products, and pulp and paper, the corresponding level of demand for and cost of wood fiber, the effect of changes in the productive capacity of manufacturers of competitive products, and other factors listed in Georgia-Pacific Corporation's Securities and Exchange Commission filings, including its report on Form 10-K for the year ended December 29, 2001 and Form 10-Q for the quarter ended March 30, 2002, and CP&P, Inc.'s Form S-1 filed on June 14, 2002 (including without limitation Annex A thereto) and Form S-4 filed June 20, 2002.

           A tabulation of results for Georgia-Pacific Corp. follows:

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GEORGIA-PACIFIC CORPORATION Operating Highlights (In millions, except per share amounts) (Unaudited)

	Second Quarter

	2002	2001

NET SALES
Consumer products	$ 1,867	$ 1,805
Packaging	707	652
Bleached pulp and paper	1,871	2,295
Building products	2,118	2,186
Other[1]	(341)	(335)

Total net sales	$ 6,222	$ 6,603
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OPERATING PROFIT (LOSS)
Consumer products	$ 279	$ 214
Packaging	93	103
Bleached pulp and paper	-	37
Building products	88	69
Other	(103)	(55)

Total operating profit	357	368
Interest expense	(221)	(289)

Income from continuing operations before income taxes	136	79
Provision for income taxes	(49)	(50)

Income from continuing operations	$ 87	$ 29
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Basic and diluted per share:
Income from continuing operations	$ 0.38	$ 0.13
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Continuing operations average number of shares of outstanding:
Basic	230.0	226.4
Diluted	231.3	229.0

1Primarily intersegment sales elimination.

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GEORGIA-PACIFIC CORPORATION Operating Highlights (In millions, except per share amounts) (Unaudited)

	First Six Months

	2002	2001

NET SALES
Consumer products	$ 3,618	$ 3,632
Packaging	1,359	1,290
Bleached pulp and paper	3,734	4,691
Building products	3,975	3,967
Other[1]	(668)	(660)

Total net sales	$ 12,018	$ 12,920
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OPERATING PROFIT (LOSS)
Consumer products	$ 540	$ 308
Packaging	177	191
Bleached pulp and paper	3	100
Building products	162	45
Other	(201)	(147)

Total operating profit	681	497
Interest expense	(454)	(599)

Income (loss) from continuing operations before
income taxes	227	(102)
Provision for income taxes	(79)	(5)
Income (loss) from continuing operations	$148	$(107)
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Basic and diluted per share:
Income (loss) from continuing operations	$ 0.64	$ (0.47)
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Continuing operations average number of shares of outstanding:
Basic	229.9	225.4
Diluted	230.9	225.4

1Primarily intersegment sales elimination.

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GEORGIA-PACIFIC CORPORATION Reconciliation of Earnings Before Unusual Items and Goodwill Amortization (In millions, except per share amounts) (unaudited)

	Second Quarter 2002			Second Quarter 2001

	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from from continuing operations	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations

Income as reported (GAAP earnings)	$ 136	$ 87	$ 0.38	$ 79	$ 29	$ 0.13

Unusual items including severance and business separation costs	27	17	0.07	-	-	-
Gypsum restructuring	-	-	-	67	43	0.19

Income before unusual items	163	104	0.45	146	72	0.32

Add goodwill amortization	-	-	-	62	62	0.27

Income before unusual items and goodwill amortization	$ 163	$ 104	$ 0.45	$ 208	$ 134	$ 0.59
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GEORGIA-PACIFIC CORPORATION Reconciliation of Earnings Before Unusual Items and Goodwill Amortization (In millions, except per share amounts) (unaudited)

	First Six Months 2002			First Six Months 2001

	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations	Income (loss) from continuing operations before income taxes	Income (loss) from continuing operations	Diluted earnings (loss) per share from continuing operations

Income (loss) as reported (GAAP earnings)	$ 227	$ 148	$ 0.64	$ (102)	$ (107)	$ (0.47)

Fire at Crossett, Arkansas tissue mill	14	9	0.04	-	-	-
Unusual items including severance and business separation costs	27	17	0.07	-	-	-
Bellingham pulp mill shutdown costs	-	-	-	82	52	0.23
Gypsum restructuring	-	-	-	67	43	0.19

Income (loss) before unusual items	268	174	0.75	47	(12)	(0.05)

Add goodwill amortization	-	-	-	123	123	0.55

Income before unusual items and goodwill amortization	$ 268	$ 174	$ 0.75	$ 170	$ 111	$ 0.50
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Notes to Operating Highlights

1.

Effective in the first quarter of 2002, the corporation adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). In accordance with the transition provisions of SFAS No. 142, the corporation completed its initial assessment of the fair value of the net assets underlying all acquisition-related goodwill during the second quarter of 2002, and determined that only the goodwill related to the Unisource paper distribution business was impaired. Unisource has approximately $650 million of goodwill on its balance sheet and the corporation estimates that the majority of that amount is impaired. The corporation is currently finalizing the amount of the goodwill impairment and will include the impairment charge as a cumulative effect of accounting change, effective at the beginning of 2002, in its Form 10-Q to be filed in August 2002.

SFAS No. 142 also requires that entities discontinue amortization of all purchased goodwill, including amortization of goodwill recorded in past business combinations. Accordingly, the corporation no longer amortized goodwill beginning in 2002. In the second quarter and first six months of 2001, goodwill amortization expense aggregated $62 million and $123 million, respectively.

2.	In February 2002, the corporation recorded a pre-tax loss of approximately $14 million ($9 million after tax) in the consumer products segment attributable to a fire at the Crossett, Ark. paper mill.

3.

In June 2001, the corporation announced that it would close gypsum wallboard plants at Savannah, Ga.; Long Beach, Calif.; and Winnipeg, Manitoba, Canada. The corporation also announced that it would indefinitely idle commodity wallboard production lines at Acme, Texas; Sigurd, Utah; and Blue Rapids, Kan.; and reduce operations at its remaining 13 gypsum wallboard production facilities. In connection with this announcement, the corporation recorded a pre-tax charge of approximately $67 million.

4.

In March 2001, the corporation announced that it would permanently close its pulp mill and associated chemical plant at Bellingham, Wash. In connection with this closure, the corporation recorded a pre-tax charge to earnings of approximately $82 million ($52 million after tax) in the consumer products segment for the write-off of assets, employee termination costs, and facility closure costs.

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